UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 10, 2023

EzFill Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-40809	83-4260623
(Commission File Number)	(IRS Employer Identification No.)

2999 NE 191st Street, Aventura, Florida 33180

(Address of Principal Executive Offices)

305-791-1169

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001	EZFL	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure in Item 5.02 below is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2023, the Board of Directors (the “Board”) of EzFill Holdings, Inc. (the “Company”), appointed Mr. Daniel Arbour the Board as a non-independent director. Mr. Arbour has over 16 years of experience in building multi-disciplinary high performance work teams and working with board members to ensure corporate and organizational deliverables are established. From 2018 to 2022, Mr. Arbour was the CEO of Shell TapUp, a mobile fueling company, where he managed other executives and more than 300 employees in cross-functional roles. Mr. Arbour’s term will continue until its expiration or renewal at the Company’s next annual meeting of shareholders or until his earlier resignation or removal. Mr. Arbour will not serve on any of the Board’s committees.

Mr. Arbour will receive a Board equivalent stock fee of $130,000. Stock compensation will be based on a specific dollar amount translated into a specific number of shares of stock. Stock grant equivalent shares will be granted annually at the Company’s annual meeting date and will fully vest in 12 months or one day before the following yearʼs annual meeting whichever is sooner. Grants will be based on the closing price of the Company on the effective date of the grant, or the Company’s annual shareholder meeting date. Should a board member leave the Board prior to vesting, that board member will be awarded a grant on a pro rata basis based on the time spent. Compensation for Mr. Arbour’s services as a board member will begin on February 10, 2023 and for this year will be pro-rated on an annual basis from February 10, 2023. Board compensation may be modified from time to time as determined by the Company’s compensation committee.

On February 15, 2023 (the Effective Date”), the Company entered into a consulting agreement (the “Consulting Agreement”) with Mountain Views Strategy Ltd (“Mountain Views”). Daniel Arbour (who as set forth above became a member of the Board on February 10, 2023) is the principal and founder of Mountain Views. Pursuant to the Consulting Agreement, Mountain Views agrees to provide services as an outsourced chief revenue officer. Mountain Views’ services will include:

a.	Oversight of the technology team, sales and marketing to develop go-to-market strategies, pricing strategies and business models;
b.	Overseeing operations to ensure utmost efficiency.
c.	Monitoring the mobile fuel delivery marketplace and analyzing opportunities to support the Company’s revenue growth;
d.	Providing competitive analysis, strategies and tactics for the growth of the Company;
e.	Staying well-connected with customers to ensure they are satisfied with the Company’s services;
f.	Identifying and resolving issues across the marketing/sales and account management functions; and
g.	Identifying possible merger/acquisition targets for the Company.

Pursuant to the Consulting Agreement, the Company will pay Mountain Views $13,000 USD per month and cover other certain expenses. The term of the Consulting Agreement is for twelve months from the Effective Date however, either party may terminate the Consulting Agreement on two weeks written notice to the other party.

The foregoing description of the Consulting Agreement is qualified in its entirety by the text of the Consulting Agreement, a copy of which is attached as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement between Mountain Views Strategy Ltd. and EzFill Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2023

EZFILL HOLDINGS, INC.

/s/ Michael McConnell
Michael McConnell
Chief Executive Officer